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                                                                     EXHIBIT 3.4

                          CERTIFICATE OF AMENDMENT OF
                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                   ATG INC.,
                           a California Corporation

     Doreen M. Chiu and Frank Y. Chiu certify that:

     1. They are the duly elected President and Secretary, respectively, of ATG Inc., a California corporation (the "Corporation").

     2. Article III of the Amended and Restated Articles of Incorporation of the Corporation (the "Articles") is amended to read as follows, in its entirety:

          "The total number of shares of all classes of stock that this corporation is authorized to issue is 50 Million (50,000,000) shares, consisting of 42 Million (42,000,000) shares of Common Stock and 8 Million (8,000,000) shares of Preferred Stock. The Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more classes or series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time to time; to designate, and to fix the number of shares constituting, each such class or series; and to determine with respect to each such class or series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable thereto, including, without limiting the generality of the foregoing, the voting rights applicable to any class or series (which may be any whole or fractional number of votes per share, and which may be applicable generally or only upon stated matters, events or conditions); the rate of dividend to which holders of Preferred Stock of any class or series may be entitled (which may or may not be cumulative and/or participating); the rights of holders of Preferred Stock of any class or series in the event of liquidation, dissolution or winding up of the affairs of this corporation or other circumstances; the rights, if any, of holders of Preferred Stock of any class or series to convert or exchange such shares of Preferred Stock for shares of any other class of capital stock
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     of this corporation or any other entity or to convert or exchange such
     Preferred Stock for any other form of property (including in each case the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable); and the rights, if any, to redeem any class or series of Preferred Stock (which may be mandatory at a fixed time or upon the occurrence of a specified event, or may be optional on the part of this corporation and/or the shareholder).

          Unless otherwise provided by law or in a resolution or resolutions establishing a particular class or series of Preferred Stock, the aggregate number of authorized shares of Preferred Stock may be increased by an amendment to the Amended and Restated Articles of Incorporation approved solely by the holders of Common Stock and of any Preferred Stock which is entitled pursuant to its voting rights designated by the Board to vote thereon, if at all, voting together as a class.

          The Board of Directors shall be entitled to increase or decrease the number of shares previously designated by the Board to a class or series of Preferred Stock without prior shareholder approval, provided that at no time shall the Board of Directors be entitled to decrease the number of shares previously so designated to a class or series to a number that is less than the number of shares of such series then issued and outstanding.

          Before this corporation shall issue any shares of Preferred Stock of any class or series, a certificate, setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the attributes of such class or series shall be filed in the manner prescribed by the laws of the State of California."

     3. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation pursuant to Section 902 of the California Corporations Code (the "Corporations Code").

     4. The foregoing amendment of the Amended and Restated Articles of Incorporation has been duly approved by the required vote of the shareholders of the
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Corporation pursuant to Sections 902 and 903 of the Corporations Code. On June
1, 2000, the record date of the meeting of shareholders of the Corporation at which the foregoing amendment of the Amended and Restated Articles of Incorporation was approved, the total number of issued and outstanding shares of Common Stock entitled to vote with respect to the foregoing amendment was 14,117,676. On said record date, the Corporation had no other class of securities outstanding. The number of shares of Common Stock voting in favor of the amendment exceeded the vote required in that the affirmative vote of a majority of the outstanding shares of Common Stock was required for approval of the amendment and the amendment was approved by the affirmative vote of 56% of the outstanding shares of Common Stock.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this certificate in Palo Alto, California, this 31st day of August, 2000.


                                        /s/ DOREEN M. CHIU
                                        ------------------------------
                                        Doreen M. Chiu, President


                                        /s/ FRANK Y. CHIU
                                        ------------------------------
                                        Frank Y. Chiu, Secretary